EXHIBIT 99.1

Chemung Financial Corporation Elects Three New Board Members

ELMIRA, N.Y., Feb. 27, 2018 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq: CHMG) today announced that the Board of Directors elected three new individuals to its Board. Each individual will stand for shareholder election at the May 2018 Annual Shareholders’ Meeting. All Directors of Chemung Financial Corporation also serve on the Board of its principal subsidiary, Chemung Canal Trust Company.

Joining the Board are:  David M. Buicko, of Guilderland, New York, President & Chief Executive Officer of the Galesi Group; Denise V. Gonick, Esq., of Albany, New York, President & Chief Executive Officer of MVP Health Care; and Jeffrey B. Streeter, of Elmira, New York, President of Streeter Associates.

“We’re very excited to welcome Dave, Denise and Jeff to our Board,” said Anders M. Tomson, President & Chief Executive Officer of Chemung Financial Corporation and Chemung Canal Trust Company.  “Each are very impactful individuals within their companies as well as significant community leaders throughout our footprint. I look forward to the wise counsel they will provide as we continue to grow the size, scope and impact of our organization,” Tomson added.

Mr. Buicko, a former Certified Public Accountant, has served in a variety of roles within the Galesi Group, since joining the company in 1982, including: Chief Financial Officer and Chief Operating Officer.  In 2016 he was elected President & Chief Executive Officer. He is responsible for the day-to-day operations of all the company’s divisions, which includes 12 million square feet of office and industrial real estate and more than 11,000 apartment units.  He also serves as President of Distribution Unlimited, Inc., one of the largest third-party logistics companies in the Northeast and is Chairman of the Board of Directors of Green Earth Technologies, a publicly traded company.  A graduate of Siena College, Mr. Buicko is a Director and Past Chairman of the Center for Economic Growth and in 2013 was appointed by Governor Cuomo to serve on the Capital District’s Regional Economic Development Council.

During her 22-year tenure at MVP Health Care, Ms. Gonick built the organization’s in-house legal and compliance departments, was promoted to General Counsel, Chief Administrative Officer, and became President of Operations.  In 2012, she became President & CEO.  She was responsible for initiating and completing two major acquisitions and led the transformation of MVP into a diversified health care company serving 700,000 members in New York and Vermont. Ms. Gonick is the immediate past chair of the Board of Directors of the Capital Region Chamber of Commerce and continues to serve on its executive and finance committees.  She also serves on the boards of the Business Council of New York State, the Center for Economic Growth and Proctors Theatre.  Additionally, she has been a member of the Capital Bank Advisory Board.

Mr. Streeter is a graduate of St. Lawrence University and Penn State University and joined Streeter Associates in 1995.  In 2002, he was named President and currently serves as the third generation of the family to lead the nearly seventy year old company, that specializes in general contracting, construction management, design build and construction management services, with a portfolio of completed projects for clients within the education, healthcare, manufacturing, municipal, commercial & retail, and sports & entertainment industries. Mr. Streeter currently serves on the Boards of: Southern Tier Economic Growth (STEG), Arnot Health, the Arctic League, the Chemung County Chamber of Commerce and the Associated General Contractors of New York State Building Board of Governors.  He is a Past President and former Board Member of the Chemung County YMCA.

Chemung Financial Corporation is a $1.7 billion financial services holding company headquartered in Elmira, New York, operating 34 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with full trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at www.chemungcanal.com and www.capitalbank.com.

Contact:
Michael J. Wayne
Senior Vice President
(607) 737-3762
mwayne@chemungcanal.com